Exhibit 99.2

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENT

The unaudited pro forma combined consolidated statement of operations for the fiscal year ended December 30, 2007 give effect to the acquisition of TCFS Holdings, Inc. (the “TCFS Acquisition”) as if it had occurred on January 1, 2007.

The historical consolidated statement of operations for Susser for the fiscal year ended December 30, 2007 was derived from the Company’s audited consolidated financial information included in its Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed with the SEC on March 14, 2008. The historical consolidated statement of operations for TCFS Holdings, Inc. (“Town & Country”) for the fiscal year ended November 3, 2007 was derived from Town & Country’s consolidated financial statements filed as a separate exhibit to this Current Report on Form 8-K.

Town & Country’s fiscal year ends on the Saturday closest to October 31, which resulted in a 2007 fiscal year end of November 3, 2007. The accompanying notes to the unaudited pro forma combined consolidated statement of operations provide further details of the derivation of the historical periods presented.

The unaudited pro forma combined consolidated financial statement of operations presented below is based on the assumptions and adjustments described in the accompanying notes. Such unaudited pro forma combined consolidated financial statement is presented for illustrative purposes only and is not necessarily indicative of what our financial position or results of operations would have been had the TCFS Acquisition been consummated on the date indicated, nor is it necessarily indicative of what our financial position or results of operations will be in future periods. The unaudited pro forma combined consolidated financial statements, and the accompanying notes thereto, should be read in conjunction with the historical audited financial statements, and accompanying notes thereto, all of which are filed as a separate exhibit with this Current Report on Form 8-K. The allocation of the purchase price to acquired assets and liabilities in the unaudited pro forma combined consolidated financial statements are based on initial valuation assessments, some of which were obtained from studies performed by outside valuation specialists. Such allocations will be finalized within one year of the acquisition date based on additional valuation studies to be performed by management with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related impacts on the unaudited pro forma combined consolidated financial statements are preliminary and are subject to revision, which may be material.

SUSSER HOLDINGS CORPORATION

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 30, 2007

(Dollars in thousands)

	Historical for the Twelve Months Ended		Roll forward Adjustments (1)	Pro Forma Acquisition Adjustments		Pro Forma Combined
	December 30, 2007	November 3, 2007
	Susser Holdings	TCFS Holdings
Revenues:
Merchandise sales	$444, 218	$237,009	$(26,800)	$—		$654,427
Motor fuel sales	2,247,220	636,587	(65,428)	—		2,818,379
Other income	25,924	8,437	(987)	—		33,374

Total revenues	2,717,362	882,033	(93,215)	—		3,506,180
Cost of sales:
Merchandise	299,652	157,609	(17,684)	(263	)(2)	439,314
Motor fuel	2,155,435	591,180	(60,339)	(2,335	)(2)	2,683,941
Other	1,132	—	—	—		1,132

Total cost of sales	2,456,219	748,789	(78,023)	(2,598)		3,124,387
Gross profit	261,143	133,244	(15,192)	2,598		381,793
Operating expenses:
Personnel	82,459	37,205	(4,626)	—		115,038
General and administrative	27,944	9,606	(986)	—		36,564
Operating	68,935	37,102	(4,240)	—		101,797
Rent	25,822	1,455	(190)	3,719	(3)	30,806
Royalties	66	—	—	—		66
Loss (gain) on disposal of assets and impairment charge	190	(40)	—	—		150
Depreciation, amortization, and accretion	29,469	12,507	(1,457)	692	(4)	41,211

Total operating expenses	234,885	97,835	(11,499)	4,411		325,632

Income from operations	26,258	35,409	(3,693)	(1,813)		56,161
Other income (expense):
Interest expense, net	(16,152)	(13,486)	1,727	(13,488	)(5)	(41,399)
Other miscellaneous	435	—	—	—		435

Total other income (expense)	(15,717)	(13,486)	1,727	(13,488)		(40,964)
Minority interest in income of consolidated subsidiaries	(42)	—	—	—		(42)

Net income before income taxes	10,499	21,923	(1,966)	(15,301)		15,155
Income tax expense	5,753	(8,515)	749	(4,678	)(6)	(6,691)

Net income (loss)	$16,252	$13,408	$(1,217)	$(19,979)		$8,464

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 30, 2007

(1)	Adjustment to eliminate results for one-half of Town & Country’s first fiscal quarter (three months ended February 3, 2007) because approximately one half of the Company’s fourth quarter includes Town & Country’s results (November 13, 2007 through December 30, 2007).
(2)	Elimination of the impact of the write down of inventory to the LIFO basis of $2.6 million.
(3)	Reflecting the incremental rent expense related to the $50.0 million sale/leaseback transaction closed as part of the acquisition as if it had occurred at the beginning of the fiscal year of $3.7 million.
(4)	Reflecting the increase in depreciation expense of $2.9 million from the valuation of fixed assets to fair market value and the elimination of depreciation expense of $2.2 million for assets sold in the sale leaseback as if the acquisition had occurred at the beginning of the fiscal year for a net $0.7 million increase.
(5)	Reflecting the increase in interest expense of $25.2 million related to the issuance of $105.0 million in bank debt and $150.0 million of senior notes, including the amortization of the related prepaid loan costs. Also eliminates $11.8 million of interest expense related to the payoff of the existing Town & Country debt of $134.1 million.
(6)	Recording of an income tax provision at an effective rate of 36% plus margin tax of 0.5% of gross profit.

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